                                                                   Exhibit 10.29


                                    AGREEMENT

            THIS AGREEMENT ("Agreement") is entered into as of December 24, 1997, by and between Gulfstream Aerospace Corporation, a Delaware corporation ("Gulfstream"), Gulfstream Delaware Corporation, a Delaware corporation and a wholly-owned subsidiary of Gulfstream Aerospace Corporation ("GDC"), Gulfstream Aerospace Corporation, a Georgia corporation and a wholly-owned subsidiary of Gulfstream Delaware Corporation ("GAC") and the Pension Benefit Guaranty Corporation ("PBGC").

                                   WITNESSETH:

            WHEREAS, PBGC is a wholly-owned United States government corporation, created under Title IV of the Employee Retirement Security Act of 1974, as amended ("ERISA"), which guarantees the payment of certain pension benefits upon termination of those pension plans to which Title IV of ERISA applies; and

            WHEREAS, GAC is the contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of the Gulfstream Aerospace Corporation Pension Plan, the Gulfstream Aerospace Technologies Hourly Employees Pension Plan and the Gulfstream Aerospace Technologies Salaried Employees Pension Plan (each, a "Plan" and collectively, the "Plans"); and

            WHEREAS, Gulfstream in 1996 engaged in an initial public offering, the repurchase of all outstanding preferred stock and the exchange, redesignation and 1.5-for-1 stock split of Gulfstream's common stock and certain related transactions including entering into a Credit Agreement (as hereinafter defined) for term loans and revolving credit and refinancing certain of the outstanding indebtedness of Gulfstream, as described in Securities and Exchange Commission Registration Statement on Form S-1 (Regis. No. 333-09897), as amended through October 9, 1996 (the "IPO Transactions"); and

            WHEREAS, PBGC has asserted that, as a result of the IPO Transactions, its long-run loss with respect to the Plans may reasonably be expected to increase unreasonably, within the meaning of Section 4042(a)(4) of ERISA; and

            WHEREAS, Gulfstream disputes that any of the IPO Transactions may reasonably be expected to increase unreasonably the PBGC's long-run loss, if any, within the meaning of Section 4042(a)(4) of ERISA; and

            WHEREAS, Gulfstream is willing to undertake the obligations set forth below in this Agreement to address PBGC's concerns and to resolve the parties' dispute as to whether there is long-run loss within the meaning of
Section 4042 of ERISA in connection with the IPO Transactions.

            NOW, THEREFORE, in consideration of the foregoing and of the promises set forth herein, the receipt and adequacy of which are hereby acknowledged, Gulfstream, GDC, GAC and PBGC hereby agree as follows:

      1. Definitions.

            As used in this Agreement, the following terms shall have the meanings set forth below:

            "Adjusted Consolidated EBITDA" means for any Test Year, Consolidated Net Income for that Test Year ((i) including earnings and losses from discontinued operations, (ii) excluding extraordinary gains, and gains and losses arising from the proposed or actual disposition of material assets, and (iii) excluding the non-cash portion of other non-recurring losses) of Gulfstream and its subsidiaries for such period, plus to the extent reflected as a charge in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income), amortization (including accelerated amortization) and write-offs of debt discount and debt issuance costs, including such write-offs in connection with the prepayment of debt, and commissions, discounts and other fees and charges associated with letters of credit, (b) taxes measured by income, (c) depreciation and amortization expenses including acceleration thereof and including the amortization of the increase in inventory resulting from the application of APB 16 for transactions contemplated by the Credit Agreement including acquisitions permitted under the Credit Agreement,
(d) non-cash compensation expenses arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements, (e) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Statement of Financial Accounting Standards No. 106 ("FASB 106") and Statement of Financial Accounting Standards No. 112 ("FASB 112") or any successor standards over the cash expense in respect of such post-retirement benefits and post-employment benefits and (f) the amount of any non-cash charges made or required to be made in connection with the refinancing (including, in the case of stock appreciation rights, any charge thereafter on a cumulative basis) in respect of (A) the charge to expense for compensation relating to stock options, stock appreciation rights and stock purchases by officers, directors and key employees of Gulfstream or any of its subsidiaries and (B) the charge to expense for deferred financing costs resulting from the prepayment of all amounts owing and payable under the Existing Credit Agreement and the 1996 Credit Agreement, plus the sum of (g) the cash expense in respect of post-retirement medical benefits and post-employment medical benefits and (h) the Normal Cost for Gulfstream's defined benefit pension plans; provided, that Adjusted Consolidated EBITDA during any period shall be increased by research and development expense incurred during such period in respect of the Gulfstream V program (if the amount of such expense for such period is greater than $0), but only to the extent of customer deposits received, net of cancellations, during such period.

            "Agreement" shall have the meaning set forth in the Preamble hereto.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Consolidated Interest Expense" means for any Test Year, the amount of interest expense, both expensed and capitalized (excluding amortization and write-offs of debt discount, and debt issuance costs), net of interest income, of Gulfstream and its subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period.

            "Consolidated Net Income" means for any Test Year, the net income or net loss of Gulfstream and its subsidiaries for such period, determined in accordance with GAAP on a consolidated basis, as reflected in Gulfstream's financial statements.

            "Contributions" shall have the meaning set forth in Section 2(a) hereof.

            "Credit Agreement" means the 1996 Credit Agreement or any subsequent refinancing of the 1996 Credit Agreement by Gulfstream or its subsidiaries.

            "Credit Balance" means the accumulated credit, if any, existing from time to time with respect to the Plans' funding standard accounts as established under Section 412(b)(1) of the Code.

            "Credit Balance Adjustment" means the amount of the Credit Balance in a Plan's funding standard account that is excluded from the credit balance maintenance requirement set forth in Section 3 of this Agreement with respect to the Plans beginning in the first Plan Year commencing after December 31, 2000. The Credit Balance Adjustment for the Plans as of December 31, 2000 equals (i) $12 million, plus (ii) the amount of any contributions made from July 31, 1996 through December 31, 2000 that are in excess of the Contributions increased by interest to December 31, 2000 at the Interest Rate, minus (iii) that portion of any Contribution not contributed to any Plan on or before December 31, 2000 by virtue of the operation of Section 4(a) hereof.

            "Deduction Schedule Period" shall have the meaning set forth in
Section 6(j) hereof.

            "Effective Date" means the latest date that this Agreement is executed by a party hereto.

            "ERISA" shall have the meaning set forth in the Recitals hereto.

            "Excess Contributions" means the excess of the Contributions over minimum funding obligations for a Plan under Code Section 412.

            "Existing Credit Agreement" means the collective reference to (i) the credit agreement, dated as of March 19, 1990, among GDC, the banks and other financial institutions parties thereto and The Chase Manhattan Bank, as amended, and (ii) the credit agreement, dated as of November 30, 1993, among GDC, the banks and other financial institutions parties thereto and The Chase Manhattan Bank, as amended.

            "Fixed Charge Coverage Ratio" means as at the last day of any Test Year, the ratio of Adjusted Consolidated EBITDA to Fixed Charges, in each case determined cumulatively for the four fiscal quarters ending the last day of such Test Year.

            "Fixed Charges" means for any Test Year, the sum of (i) Consolidated Interest Expense incurred during the four fiscal quarters ending the last day of such Test Year, (ii) the Normal Cost for the Plans and (iii) the cash expense for post-retirement medical benefits and post-employment medical benefits incurred during the four fiscal quarters ending the last day of such Test Year.

            "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

            "GAC" shall have the meaning set forth in the Preamble hereto.

            "GDC" shall have the meaning set forth in the Preamble hereto.

            "Gulfstream" shall have the meaning set forth in the Preamble hereto.

            "Interest Rate" shall have the meaning set forth in Section 3 hereof.

            "IPO Transactions" shall have the meaning set forth in the Recitals hereto.

            "1996 Credit Agreement" means the credit agreement, dated as of October 16, 1996, among Gulfstream Delaware Corporation, certain lenders and The Chase Manhattan Bank as Administrative Agent, as amended, supplemented or modified from time to time.

            "Normal Cost", for any Plan means (i) for any Test Year that coincides with the Plan's Plan Year, the amount of normal cost in the funding standard account under Code Section 412(b)(2)(A) for the Plan Year determined as of the first day of the applicable Plan Year, and (ii) for any Test Year that does not coincide with the Plan's Plan Year, a proportionate amount of the normal cost (as specified above) for the portions of each of the Plan Years included in the Test Year.

            "PBGC" shall have the meaning set forth in the Preamble hereto.

            "Plan Year" means for each Plan, the calendar year, or such other period specified in each Plan as amended, supplemented or modified from time to time.

            "Plans" shall have the meaning set forth in the Recitals hereto.

            "Required Contribution" means a contribution provided for in Section 2 or a contribution made pursuant to the credit balance requirement of Section 3.

            "Term Loans" shall have the meaning set forth in Section 2.1 of the 1996 Credit Agreement or, in the event of a refinancing of the 1996 Credit Agreement while this Agreement is in effect, such term shall refer to all loans made pursuant to such refinancing agreement which may not be reborrowed after they are repaid thereunder.

            "Termination Date" shall have the meaning set forth in Section 5 hereof.

            "Test Year" means each year which is being measured for purposes of determining whether the Fixed Charge Coverage Ratio described in Section 5(a)(iii)(C) has been satisfied.

            "Total Unfunded Liabilities" means all unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) with respect to the Plans, calculated using

PBGC assumptions for interest, mortality and the expected retirement ages for the Plans, including annual cost of living adjustments ("COLAs") projected at a 3% growth rate, to the extent the Plans provide for a COLA capped at 3%. To the extent that the COLA cap is modified, COLA adjustments will be projected at a rate equal to the new cap. To the extent that any Plan is overfunded under this definition, Total Unfunded Liabilities for that Plan will equal zero (0).

      2. Gulfstream's Contributions to the Plans.

      (a) By the end of 1996, Gulfstream contributed to the Plans such amounts so that its aggregate contributions made after July 31, 1996 equaled $20 million. Gulfstream will contribute an additional $100 million to the Plans, inclusive of any minimum funding obligations, on or before December 31, 2000 (together, the "Contributions"). The Contributions as of the Effective Date have, and thereafter will, be paid in equal installments of $6.25 million by the last day of each calendar year quarter, with the first such payment due March 31, 1997 and the final such payment due December 31, 2000. The Contributions will be allocated to the Plans in the following order:

            (i) The Contributions in any Plan Year first will be applied to the minimum contributions, if any, required under Code Section 412.

            (ii) The Excess Contributions will be allocated among the Plans in a reasonable manner as determined by the Plan actuary in consultation with Gulfstream; provided, however, that no Excess Contribution will be allocated to a Plan once that Plan has reached a funded current liability percentage (as defined in Code Section 412(l)(9)(C)) of 100%, unless and until all Plans have a 100% funded current liability percentage. The funded current liability percentage shall be calculated on an expected basis, i.e., with assets and liabilities projected from the first day of the prior Plan Year; provided, however, that once the actuarial valuation report for the current Plan Year has been delivered to Gulfstream, the funded current liability percentage shall be based on the assets and liabilities at the valuation date for the current Plan Year and shall be used for allocation of Excess Contributions after receipt of the actuarial valuation report.

      (b) The parties agree that, throughout the term of this Agreement, the Plans' Credit Balances may be used in calculating the minimum funding obligations consistent with the provisions of Code Section 412, e.g., for determining any deficit reduction contribution.

      3. Credit Balance Maintenance Requirement.

            Beginning with the Plan Year ending December 31, 2001 and annually thereafter during the term of this Agreement, Gulfstream shall make any cash contributions to each of the Plans necessary to maintain the Plan's year end Credit Balance at the December 31, 2000 level increased by interest at the interest rate at which the Credit Balance increases pursuant to Code Section 412(b)(5)(A) (the "Interest Rate") and including Contributions required under
Section 2 but excluding other contributions, if any, which have accrued but not been paid as of December 31, 2000, minus the portion of the Credit Balance Adjustment allocated to that Plan increased by interest at the Interest Rate. The Credit Balance Adjustment will be allocated among the Plans as of December 31, 2000 in proportion to each Plan's Credit Balance before taking the Credit Balance Adjustment into account. Any contributions required pursuant to this
Section 3 shall be made on or before April 15 following the end of the Plan Year in issue; provided, however, that any minimum funding contributions due shall be deemed made in accordance with Code Section 412(c)(10)(A).

      4. Tax Deductibility Limitation on Contributions.

      (a) If any Contribution provided for in Section 2 hereof for a Plan would not be deductible in full for federal income tax purposes for the calendar year in which such Contribution is otherwise required to be made or for the previous calendar year, the portion that would not be deductible for that Plan shall be contributed to one or more of the other Plans, as designated by Gulfstream. If the Contribution still exceeds the maximum tax deductible limitations for all Plans, then any portion of the Contribution not contributed will be contributed in the first calendar year for which it is deductible.

      (b) To the extent permissible under Code Section 404(a)(6), any Contribution provided for in Section 2 hereof paid for a Plan in a calendar year shall be allocated, for the purpose of Code Section 404, to the previous calendar year.

      (c) If any of the contributions made pursuant to the credit balance maintenance requirement of Section 3 hereof for a Plan would not be deductible in full for federal income tax purposes for the calendar year for which such contribution is otherwise required to be made or for the previous calendar year, the portion that would not be deductible for that Plan shall be contributed to one or more of the other Plans, as designated by Gulfstream. If the contribution still exceeds the maximum tax deductible limitations for all Plans, then any portion of the contribution not contributed will be contributed for the first calendar year for which it is deductible.

      (d) To the extent permissible under Code Section 404(a)(6), any contribution provided for in Section 3 hereof paid for a Plan for a calendar year may be allocated, for the purpose of Code Section 404, to the prior calendar year; provided, however,

Gulfstream may not make such an allocation if, as a result of the allocation, the contribution to be paid for the current calendar year would be limited by
Section 4(c).

      (e) Determination of current liability for tax deductibility purposes under this Section will be computed using the lowest interest rate in the permissible range prescribed in Code Section 412(b)(5)(B)(ii).

      5. Term of Agreement.

      (a) This Agreement shall commence as of the Effective Date and will terminate on the later of (1) October 31, 2001 and (2) the earliest of the date that one of the following conditions have been satisfied (the later of (1) and (2), the "Termination Date"):

            (i) The Total Unfunded Liabilities, as calculated at the end of the Plan Year for two consecutive years, is zero (0); or

            (ii) A Plan undergoes a valid standard termination, but only with respect to such Plan; or

            (iii) Upon receipt by the PBGC on or after October 31, 2001 of satisfactory evidence that one of the following three conditions has been satisfied:

                  (A) Gulfstream's unsecured debt is rated BBB- or better by Standard & Poor's and Baa3 or better by Moody's; or

                  (B) In the event there is no rating as provided in subsection
                  (A) above, Gulfstream has obtained a private rating on a hypothetical issue of unsecured debt at the rating level (or better) specified below from two of the following four rating agencies; provided, however, that at least one of the two ratings is from Moody's or Standard & Poor's:

                           Rating Agency            Rating

                           Standard & Poor's          BBB-
                           Moody's                    Baa3
                           Fitch                      BBB-
                           Duff & Phelps              BBB-

                  For purposes of obtaining such private ratings analysis, the amount of the hypothetical debt issue will equal 95% of the Total Unfunded Liabilities determined as of December 31 of the preceding calendar year in which such private ratings analysis is made;

                  or

                  (C) The average of Gulfstream's Fixed Charge Coverage Ratio for three consecutive Test Years has been at least 7.5 to 1.0, and is at least 7.5 to 1.0 in the third such Test Year and the following conditions have been met:

                        (1) Gulfstream has not received a rating on public unsecured debt by Standard & Poor's and Moody's;

                        and

                        (2) Gulfstream's Term Loan and revolving credit under the Credit Agreement remain unsecured (other than by the stock of certain of its subsidiaries and/or by intercompany notes) as provided in the Credit Agreement.

                  The first three Test Year period for this Section 5(a)(iii)(C) will commence on October 1, 1998 and end on September 30, 2001 (with each individual Test Year running from October 1 to September 30 of the next year). The second three Test Year period shall commence on January 1, 1999, and subsequent Test Years shall commence annually thereafter so long as this Agreement is in effect.

      (b) Upon the occurrence of the condition described in Sections 5(a)(iii)(A) or (B) above, Gulfstream shall provide PBGC with written evidence of such occurrence from the named rating agencies. Upon the occurrence of the condition described in Section 5(a)(iii)(C) above, Gulfstream shall provide PBGC with a letter from the independent certified public accountants responsible for reporting on Gulfstream's financial statements certifying that the Fixed Charge Coverage Ratio specified in Section 5(a)(iii)(C) has been satisfied, with calculations supporting such certificate, for the final Test Year of the three Test Year Period.

      (c) Gulfstream's obligations under this Agreement shall terminate on the Termination Date, provided that Gulfstream has given PBGC notice of which termination provision under this Section 5 has been satisfied and any written documentation required to be provided the PBGC under this Section 5. In connection with a condition described in Section 5(a)(iii)(C) above, within thirty (30) days of its receipt of the requisite documentation, PBGC will confirm the occurrence of such a condition in writing. The Termination Date for purposes of Section 5(a)(iii)(C) shall be the last day of the relevant three Test Year period.

      (d) The determination that the Fixed Charge Coverage Ratio has been satisfied as set forth in a certificate referenced in Section 6(l) hereof shall be conclusive for any

Test Year in a three Test Year period other than the final Test Year unless the PBGC provides written notice to Gulfstream within thirty (30) days after its receipt of such certificate that it believes the Fixed Charge Coverage Ratio reflected in the certificate has been erroneously calculated. If PBGC provides Gulfstream with such timely notice, Gulfstream, at its option, may elect to provide the PBGC with a letter from the independent certified public accountants responsible for reporting on Gulfstream's financial statements certifying that the Fixed Charge Coverage Ratio specified in Section 5(a)(iii)(C) has been satisfied. The certificate of the independent certified public accountants shall be conclusive that the Fixed Charge Coverage Ratio has been satisfied for that year. With respect to the third and final Test Year of any three Test Year period, the certificate from the independent certified public accountants required by Section 5(b) shall be deemed conclusive evidence that the Fixed Charge Coverage Ratio specified in Section 5(a)(iii)(C) has been satisfied.

      6. Notice and Information to PBGC.

            Until this Agreement is terminated, Gulfstream shall deliver or cause to be delivered to PBGC the following:

      (a) Written notice of the amount and date of Contributions made within ten
(10) days of payment, or failure to make Contributions specified herein within two (2) days of the due date;

      (b) Written notice thirty (30) days prior to any Plan merger which shall be subject to PBGC's consent in advance, such consent not to be unreasonably withheld;

      (c) Written notice thirty (30) days prior to any change in any of the Plans' actuarial assumptions or methods for the purpose of the minimum funding standard of

Code Section 412, which shall be subject to PBGC's consent in advance, such consent not to be unreasonably withheld;

      (d) For each Plan Year, the annual actuarial valuation report for the Plans within ten (10) days from such date as such reports are received by Gulfstream but no later than October 15 following the end of the Plan Year;

      (e) For each Plan Year, Form 5500 for each of the Plans (or their successors), promptly after filing with the IRS, but no later than October 15 of the following Plan Year; provided, however, that the Form 5500s for the 1995 Plan Year shall be filed within ten days of the Effective Date;

      (f) A copy of material plan amendments within ten (10) days after adoption;

      (g) A copy of any reportable event notice at the same time such notice is filed with the PBGC in accordance with ERISA Section 4043 (excluding enclosures filed in accordance with ERISA Section 4043);

      (h) The following certified actuarial statements:

            (i) By April 15, 2001 a certified actuarial statement specifying the December 31, 2000 Credit Balance for each Plan as adjusted in accordance with Section 3 hereof.

            (ii) By April 15, 2002 and annually thereafter for each Plan a certified actuarial statement specifying:

                  (A)   The contribution, if any, required by Section 3 hereof.

                  (B) The funding standard account charges and credits for the previous Plan Year.

                  (C) If Gulfstream concludes that any portion of a Required Contribution must be deferred in accordance with Section 4 hereof, a determination (including intermediate calculations) of the maximum tax deductible contribution.

      (i) Written notice of the amount and date of contributions made to the Plan pursuant to the credit balance maintenance requirement of Section 3 hereof within thirty (30) days after the contributions are made or on May 15, whichever is sooner, or failure to make such contributions within ten (10) days of the due date;

      (j) Within thirty (30) days after Gulfstream files its U.S. Corporation Income Tax Return each year, a schedule covering the period which includes the 1997 calendar year through the taxable year for which the relevant income tax return has been filed (the "Deduction Schedule Period") that specifies the amount of the maximum tax deductible contribution that would be permitted in accordance with Code Section 404 for each Plan if the Required Contributions made during the Deduction Schedule Period had been allocated for purposes of Code Section 404 to the same year such contributions were made.

      (k) Written notice within ten (10) days after the occurrence of any Event of Default, as defined in the Credit Agreement;

      (l) Written notice within ten (10) days after reaching agreement on any change in Gulfstream's quarterly installments due under the Term Loans; and

      (m) Within ninety (90) days after the end of each Test Year, a copy of the certificate of the chief financial officer of Gulfstream specifying the Fixed Charge Coverage Ratio, with calculations supporting such statement, for such Test Year.

      7. PBGC Forbearance From Termination Proceedings.

            In consideration of Gulfstream's obligations hereunder, PBGC will forbear from instituting proceedings to terminate the Plans in connection with the IPO Transactions. In addition, PBGC agrees that the expiration of this Agreement pursuant to any provision of Section 5 hereof shall not constitute a basis for PBGC to seek termination of the Plans under ERISA Section 4042. Nothing in this Agreement shall affect or in any way diminish the PBGC's authority to seek termination of the Plans or any other pension plans sponsored by Gulfstream or any of its subsidiaries in existence on the date hereof (or hereafter created) for any reason other than by reason of the consummation of the IPO Transactions or expiration of this Agreement.

      8. Remedies.

      (a) In the event any Contribution under this Agreement is not made when due and such failure to make the Contribution continues unremedied for a period of thirty (30) days after its due date, the remaining Contributions will become immediately due and payable upon PBGC's written demand providing Gulfstream with five (5) days advance notice that such Contributions are immediately due and payable; provided, however, that upon receipt of such demand from PBGC, Gulfstream hereby waives protest of any kind other than to dispute whether a Contribution has been made.

      (b) Except as expressly provided in this Agreement, nothing in this Agreement shall affect or in any way diminish or constitute a waiver of any rights and/or remedies of PBGC. Except as expressly provided in this Agreement, no remedy herein conferred upon or reserved to PBGC is intended to be exclusive of any other remedy, and the remedy shall, to the extent permitted by law, be cumulative and in addition to any other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

      (c) Nothing in this Agreement shall affect or in any way diminish or constitute a waiver of any rights and/or remedies of Gulfstream in respect of the subject matter of this Agreement or any other matter relating to the PBGC or ERISA.

      9. Gulfstream, GDC and GAC Representations and Warranties.

            Gulfstream, GDC and GAC each represent and warrant to PBGC as follows:

      (a) That it has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and by principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

      (b) That as of the Effective Date, there are no past due minimum funding contributions owed to the Plans under ERISA Section 302 and Code Section 412;

      (c) That this Agreement has been duly authorized and executed;

      (d) That the execution, delivery and performance of this Agreement by it
(i) does not and will not violate, conflict with, or result in a breach of any of the terms of any material indenture, agreement, or instrument to which it is a party or by which it is bound, or constitute a default thereunder; and (ii) to the best of its knowledge, does not and will not violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect; and

      (e) That the execution, delivery and performance of this Agreement does not and will not violate any of the provision of any of its articles of incorporation or bylaws.

      10. PBGC Representations and Warranties.

            PBGC represents and warrants to Gulfstream, GDC and GAC as follows:

      (a) That PBGC has full power and authority to enter into this Agreement and that this Agreement constitutes a legal, valid and binding obligation, enforceable against PBGC in accordance with its terms; and

      (b) That this Agreement has been duly authorized and executed.

      11. No Admission of Liability.

            This Agreement is not and shall not be construed as or deemed to be an admission or concession by or on the part of any party of any liability or the applicability of any provision of ERISA in connection with any matter described in this Agreement, and each party expressly denies any liability whatsoever.

      12. No Reliance.

            Except for the representations and warranties set forth in Sections 9 and 10 of this Agreement, each party to this Agreement has made its own independent inquiry concerning the matters, facts and circumstances material to the settlement embodied in this Agreement, including without limitation, the legal, tax, actuarial and accounting aspects of the transactions contemplated in the Agreement and any related transactions. No party to this Agreement has relied and no party will rely upon any other party to this

Agreement, or any other party's legal counsel or financial or actuarial advisors, for any information or advice of any kind in connection with any of the transactions contemplated in this Agreement or with any related transactions.

      13. Limitation of Rights.

            This Agreement is intended to be and is for the sole and exclusive benefit of PBGC and Gulfstream and its consolidated subsidiaries. Nothing expressed or mentioned in or to be implied from the Agreement gives any person other than PBGC and Gulfstream and its consolidated subsidiaries any legal or equitable right, remedy or claim against PBGC or Gulfstream and its consolidated subsidiaries under or in respect of this Agreement.

      14. No Change to Governing Plan Documents or Plan Administration.

            This Agreement is not a document or instrument governing the Plans nor does anything in this Agreement amend, supplement or derogate from the documents and instruments governing such Plans. Further, nothing in this Agreement alters, amends or otherwise modifies the operation or administration of those Plans.

      15. Venue.

            Any dispute arising out of the execution or interpretation of this Agreement, or any proceeding to enforce this Agreement or to collect Required Contributions, shall be within the exclusive jurisdiction of the federal courts of the United States. PBGC may bring any such action in any federal court of competent jurisdiction or in any other jurisdiction where Gulfstream or any of its property may be found.

      16. Governing Law.

            This Agreement and the rights and obligations or the parties hereunder shall be governed by and construed in accordance with the Code, ERISA and the laws of

Delaware (without reference to its conflict of law rules) except to the extent such laws are preempted by federal law.

      17. Notices.

            Any notices, requests or other communication hereunder shall be in writing, and shall be deemed to have been duly given when mailed by registered or certified mail postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the PBGC:
                  Director
                  Corporate Finance and Negotiations Department
                  Pension Benefit Guaranty Corporation
                  1200 K Street N.W., Suite 270
                  Washington, D.C.  20005-4026
                  Facsimile: (202) 842-2643

                  With a copy to:
                  General Counsel
                  Pension Benefit Guaranty Corporation
                  1200 K Street, N.W.
                  Washington, D.C.  20005-4026
                  Telephone: (202) 326-4020
                  Facsimile: (202) 326-4112

To Gulfstream:
                  Gulfstream Aerospace Corporation
                  P.O. Box 2206
                  500 Gulfstream Road
                  Savannah, Georgia  31402-2206
                  Telephone: (912) 965-3000
                  Facsimile: (912) 965-3752
                  Attn:  Chris A. Davis

                  With a copy to:
                  Fried, Frank, Harris, Shriver & Jacobson
                  1001 Pennsylvania Avenue N.W., Suite 800
                  Washington, D.C.  20004-2505
                  Telephone: (202) 639-7309
                  Facsimile: (202) 639-7003
                  Attn:  Diane E. Burkley

      18. Weekends and Holidays.

            If the last date (whether measured by calendar days or business days) for performing any act or exercising any right provided for in this Agreement falls on a Saturday, Sunday or federal holiday, unless otherwise expressly provided in this Agreement, the act may be performed or the right exercised on the next day that is not a Saturday, Sunday or federal holiday with the same force and effect as if done on the date provided in the Agreement.

      19. Captions.

            The captions used herein are for reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

      20. Severability.

            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

      21. Execution.

            This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original as against the party who signed it, and all of which together shall constitute one and the same instrument.

      22. Survival.

            This Agreement shall inure to the benefit of, and may be enforced solely by the parties hereto, and, in each case, their respective successors and assigns.

      23. Modifications.

            This Agreement shall not be modified or amended, except by a written instrument signed by all of the parties hereto.

      24. Entire Agreement.

            This Agreement constitutes the entire final agreement between the parties hereto with respect to the matters provided for herein, and no other agreement or understanding, written or oral, exists except as expressly set forth herein.

            IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year indicated below.

                             PENSION BENEFIT GUARANTY CORPORATION

                             BY:
                                 -------------------------------
                             Its:
                             Dated:


                             GULFSTREAM AEROSPACE CORPORATION (Del)

                             BY: /s/ Chris A. Davis
                                 -------------------------------
                             Its: Executive Vice President & Chief Financial
                                  Officer
                             Dated: 12/24/97


                             GULFSTREAM DELAWARE CORPORATION

                             BY: /s/ Chris A. Davis
                                 -------------------------------
                             Its: Executive Vice President & Chief Financial
                                  Officer
                             Dated: 12/24/97


                             GULFSTREAM AEROSPACE CORPORATION (Ga)

                             BY: /s/ Chris A. Davis
                                 -------------------------------
                             Its: Executive Vice President & Chief Financial
                                  Officer
                             Dated: 12/24/97

            IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the day and year indicated below.

                             PENSION BENEFIT GUARANTY CORPORATION

                             BY: /s/ Andrea E. Schneider
                                 -------------------------------
                             Its: Director Corporate Finance & Negotiations
                             Dated: Dec. 11, 1997


                             GULFSTREAM AEROSPACE CORPORATION (Del)

                             BY:
                                 -------------------------------
                             Its:
                             Dated:


                             GULFSTREAM DELAWARE CORPORATION

                             BY:
                                 -------------------------------
                             Its:
                             Dated:


                             GULFSTREAM AEROSPACE CORPORATION (Ga)

                             BY:
                                 -------------------------------
                             Its:
                             Dated:


                                     - 24 -